Exhibit 99

                      SCANA SUBSIDIARY ANNOUNCES IMPACT OF
                           POWERTEL MERGER AGREEMENTS

Wilmington, Delaware, August 28, 2000... SCANA Communications Holdings, Inc., a wholly owned, indirect subsidiary of SCANA Corporation (NYSE: SCG), announced today an important step in realizing the value of its investment in Powertel, Inc. (NASDAQ:PTEL), a leading provider of digital wireless Personal Communications Services (PCS) in the southeastern United States. Under terms of definitive agreements announced August 27, 2000 by Powertel and VoiceStream Wireless Corporation (NASDAQ:VSTR), Powertel has agreed to be acquired by either VoiceStream, a leading provider of telecommunications services in the United States, or Deutsche Telekom AG (NYSE:DT,FSE:DTE), Europe's largest telecommunications company and the fourth largest carrier worldwide. SCANA Communications Holdings, Inc. owns approximately 14.6 million fully diluted common shares, or about a 27% equity interest, in Powertel, representing an investment of $249 million.

Details of the Transactions:

         Terms of the transactions are described in a press release issued by VoiceStream Wireless and Powertel on August 27, 2000. VoiceStream and Powertel have scheduled a conference call to review this announcement. The call will be held Monday, August 28, 2000 at 9:00 a.m. PDT (12:00 noon ET). The call-in number is 1-888-732-8927 and the reservation number is 16181979. The international call-in number is 212-896-6005.

Impact on SCANA Corporation:

          "This transaction is significant to SCANA because it is an important step in our efforts to realize the value of our long-standing investment in Powertel for our shareholders," said William B. Timmerman, chairman, president and chief executive officer of SCANA Corporation. "The growth of our $249 million investment in Powertel to a market value of more than $1.2 billion represents an exceptional return for our shareholders."

         "Powertel is the second successful telecommunications venture we have participated in," said Timmerman. "In 1990, we realized a gain of $46 million from the sale of our investment in Telecom*USA to MCI Communications Corporation. Our participation in the development of these start-up ventures has helped us gain valuable knowledge about entering new and highly competitive markets. That knowledge played a significant role in our successful entry into the recently deregulated retail natural gas market in Georgia, where our SCANA Energy subsidiary captured a 30 percent market share in less than a year after that market opened to competition."

         Based on closing market prices of Deutsche Telekom and VoiceStream on August 25, 2000, respectively, SCANA Communications Holdings, Inc. would have recorded an after-tax gain of approximately $850 million on the closing of the Deutsche Telekom/Powertel merger, or an after-tax gain of approximately $650 million on the closing of the VoiceStream/Powertel merger.

         "This transaction will result in increased liquidity for SCANA and allow us to more easily monetize our investment in the future and reinvest the proceeds to repurchase outstanding common stock, reduce SCANA Corporation's indebtedness, and support continued growth for our Company," said Timmerman.

         SCANA Communications Holdings' current Powertel holdings are subject to contractual resale restrictions arising out of the transaction and the common shares SCANA Communications Holdings will receive in either of these transactions will be subject to resale restrictions, which will be summarized in filings with the Securities and Exchange Commission made by Powertel. These contractual resale restrictions are in addition to those which generally apply under securities law.

         SCANA Communications Holdings, Inc., a Delaware-based corporation, is a wholly owned, indirect subsidiary of SCANA Corporation. SCANA Corporation, headquartered in Columbia, South Carolina, is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations, telecommunications and other energy-related businesses. Information about SCANA and its businesses is available on the Company's website at www.scana.com.

SCANA Conference Call Notice:

         William B. Timmerman, chairman, president and chief executive officer of SCANA Corporation and Kevin B. Marsh, senior vice president and chief financial officer of SCANA Corporation, will discuss the implications of this transaction for SCANA Corporation and respond to questions during a conference call scheduled for August 28, 2000 at 1:30 p.m. ET. The call-in number for the conference call is 1-800-374-2396. Participants should call in 5 to 10 minutes prior to the scheduled start time.

         A live, listen-only web cast of the conference call will be available on the Company's web site at www.scana.com or at www.streetevents.com. Participants should go to either of these web sites at least 10 minutes prior to the 1:30 p.m. ET start time and follow the instructions. A replay of the conference call will be available approximately 2 hours after conclusion of the call through September 8, 2000 on SCANA's web site or by calling 1-800-642-1687 and entering the I.D. number 162120.

                                      # # #

         This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Although SCANA Corporation believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could cause actual results to differ materially from those
indicated  by  such  forward-looking   statements.   Many  of  these  risks  and
uncertainties relate to factors that are beyond the companies' ability to control or estimate precisely, such as future market conditions, currency fluctuations, the behavior of other market participants, the actions of governmental regulators and other risk factors detailed in SCANA Corporation's, Deutsche Telekom's, VoiceStream's, and Powertel's reports filed with the Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements.

         Interested persons are advised to read the filings which have been and will be made with the Securities and Exchange Commission by Deutsche Telekom, VoiceStream and Powertel, including the proxy statement/prospectus regarding the transactions referenced in this press release because such filings do contain and will contain important information. The proxy statement/prospectus will be filed with the Commission by Deutsche Telekom, VoiceStream and Powertel. Security holders and other interested persons may obtain a free copy of the proxy statement/prospectus (when available) and other related documents filed by Deutsche Telekom, VoiceStream, and Powertel at the Commission's web site at www.sec.gov or at the Commission's public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549 or at one of the Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms.





6